Exhibit 35.2

Servicer Compliance Statement

The undersigned, a duly authorized officer of Sallie Mae, Inc., the Administrator and Servicer for Citibank N.A. Student Loan Corporation Trusts1 (the “Trusts”), does hereby certify that:

(a) This certificate is delivered pursuant to Item 1123 of Regulation AB.

(b) A review of the servicing activities of the Servicer and the Administrator as of December 31, 2013 and for the period January 1, 2013 through December 31, 2013 (the “Reporting Period”) and their performance under the applicable servicing and administration agreements for each of the Trusts has been made under my supervision; and

(c) To the best of my knowledge, based on such review, the Servicer and Administrator have fulfilled all of their obligations under the servicing and administration agreements for the Trusts in all material respects through the Reporting Period.

March 27, 2014

/s/ MICHAEL MAIER
Michael Maier
Senior Vice President, Loan Operations
Sallie Mae, Inc.

[1]	SLC Student Loan Trust 2004-1, SLC Student Loan Trust 2005-1, SLC Student Loan Trust 2005-2, SLC Student Loan Trust 2005-3, SLC Student Loan Trust 2006-1, SLC Student Loan Trust 2006-2, SLC Student Loan Trust 2007-1, SLC Student Loan Trust 2007-2, SLC Student Loan Trust 2008-1, SLC Student Loan Trust 2008-2, SLC Student Loan Trust 2009-1, SLC Student Loan Trust 2009-2, SLC Student Loan Trust 2009-3, and SLC Student Loan Trust 2010-1 (collectively, the “Citibank Trusts”).